Exhibit 10.1

Executed Copy

MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT (this “Agreement”) made as of the 18th day of December, 2020, by and among CERES MANAGED FUTURES LLC, a Delaware limited liability company (“CMF”), CERES CLASSIC L.P., a Delaware limited partnership (the “Partnership”) and Campbell & Company, LP a Delaware limited partnership (“Campbell” or the “Advisor”).

W I T N E S S E T H :

WHEREAS, CMF is the general partner of the Partnership, a limited partnership organized for the purpose of speculative trading of commodity interests, including futures contracts, options, forward contracts, swaps and other derivative instruments with the objective of achieving substantial capital appreciation; and

WHEREAS, such trading is to be conducted directly or indirectly through investment in a master fund of which CMF would be the trading manager and Campbell would be the advisor;

WHEREAS, the Ninth Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of November 25, 2020 (the “Partnership Agreement”), permits CMF to delegate to one or more commodity trading advisors CMF’s authority to make trading decisions for the Partnership; and

WHEREAS, the Advisor is registered as a commodity trading advisor with the Commodity Futures Trading Commission (“CFTC”) and is a member of National Futures Association (“NFA”); and

WHEREAS, CMF is registered as a commodity trading advisor and a commodity pool operator with the CFTC and is a member of NFA; and

WHEREAS, CMF, the Partnership and the Advisor wish to enter into this Agreement in order to set forth the terms and conditions upon which the Advisor will render and implement advisory services in connection with the conduct by the Partnership of its commodity interest trading activities during the term of this Agreement.

NOW, THEREFORE, the parties agree as follows:

1.    DUTIES OF THE ADVISOR. (a) For the period and on the terms and conditions of this Agreement, effective January 1, 2021, the Advisor shall have sole authority and responsibility, as one of the Partnership’s agents and attorneys-in-fact, for directing the investment and reinvestment of the assets and funds of the Partnership, whether directly or indirectly through a master fund, allocated to it from time to time by CMF in the instruments listed in Appendix C of this Agreement, as amended from time to time. The Advisor may also engage in swap transactions and other derivative transactions on behalf of the Partnership with the prior written approval of CMF. All such trading on behalf of the Partnership shall be (i) in accordance with the trading policies of CMF expressly set forth in Appendix A hereto as such trading policies may be changed from time to time upon receipt by the Advisor of prior written notice of such change (the “CMF Trading Policies”), provided that the Advisor shall notify CMF of its inability to comply with the new CMF Trading Policies within one (1) business day of notice of such change, and (ii) pursuant to the trading strategy selected by CMF to be utilized by the Advisor in managing the Partnership’s assets allocated to it. CMF has initially selected the Advisor’s Campbell Managed Futures Portfolio (the “Strategy”), as described in Appendix B attached hereto, to manage the Partnership’s assets allocated to it. Any open positions or other investments at the time of receipt of such notice of a change in trading policy shall not be deemed to violate the changed policy and shall be closed or sold in the ordinary course of trading. The Advisor may not deviate from the CMF Trading Policies without the prior written consent of the Partnership given by CMF. The Advisor makes no representation or warranty that the trading to be directed by it for the Partnership will be profitable or will not result in losses.

(b)    CMF acknowledges receipt of the description of the Strategy, attached hereto as Appendix B. All trades made by the Advisor for the account of the Partnership, whether directly or indirectly through a master fund, shall be made through such commodity broker or brokers as CMF shall direct, and the Advisor shall have no authority or responsibility for selecting or supervising any such broker in connection with the execution, clearance or confirmation of transactions for the Partnership or for the negotiation of brokerage rates charged therefor. However, the Advisor, with the prior written permission (by original, fax copy or email copy) of CMF, may direct any and all trades in commodity futures and options to a futures commission merchant or independent floor broker it chooses for execution with instructions to give-up the trades to the broker designated by CMF, provided that the futures commission merchant, independent floor broker and any give-up or floor brokerage fees are approved in advance by CMF. The initial list of approved executing brokers is attached as Appendix D hereto. The Advisor, with the prior written permission (by original, fax copy or email copy) of CMF, may enter into swaps and other derivative transactions with any swap dealer it chooses for execution with instructions to give-up the trades to the broker designated by CMF provided that the swap dealer and any give-up or other fees are approved in advance by CMF. All give-up or similar fees relating to the foregoing shall be paid by the Partnership after all parties have executed the relevant give-up agreements (via EGUS or by original, fax copy or email copy).

(c)    The initial allocation of the Partnership’s assets to the Advisor shall be invested in accordance with the Strategy, as described in Appendix B. The Partnership and the Advisor agree that the Advisor shall trade the initial allocation, either directly or indirectly through a master fund, at a trading level confirmed to the Advisor by CMF. In the event the Advisor wishes to use a trading system or methodology other than or in addition to the Strategy in connection with its trading for the Partnership, either in whole or in part, it may not do so unless the Advisor gives CMF prior written notice of its intention to utilize such different trading system or methodology and CMF consents thereto in writing. In addition, the Advisor will provide five business days’ prior written notice to CMF of any change in the trading system or methodology to be utilized for the Partnership which the Advisor deems material. If the Advisor deems such change in system or methodology or in markets traded to be material, the changed system or methodology or markets traded will not be utilized for the Partnership without the prior written consent of CMF. In addition, the Advisor will notify CMF of any changes to the trading system or methodology that would cause the description of the trading strategy or methods described in Appendix B or the Partnership’s current Confidential Private Placement Offering Memorandum and Disclosure Document (“Memorandum”), as applicable, to be materially inaccurate. Further, the Advisor will provide the Partnership with a current list of all commodity interests to be traded for the Partnership’s account (which is attached hereto as Appendix C) and the Advisor will not trade any additional commodity interests for such account without providing notice thereof to CMF and receiving CMF’s written approval. The Advisor also agrees to provide CMF, on a monthly basis, with a written report of the assets under the Advisor’s management together with all other matters deemed by the Advisor to be material changes to its business not previously reported to CMF. Monthly reports will be deemed to be delivered when received by email at the email address(es) for notices indicated in Section 13.

The Advisor further agrees that it will convert foreign currency balances (not required to margin positions denominated in a foreign currency) to U.S. dollars no less frequently than monthly. U.S. dollar equivalents in individual foreign currencies of more than $100,000 will be converted to U.S. dollars within one business day after such funds are no longer needed to margin, non-U.S. dollar-based positions.

(d)    The Advisor agrees to make all material disclosures to the Partnership regarding itself and its principals as defined in Part 4 of the CFTC’s regulations (“principals”), its officers, partners and employees, their trading performance and general trading methods, its customer accounts (but not the identities of or identifying information with respect to its customers) and otherwise as are required in the reasonable judgment of CMF to be made in any filings required by federal or state law or NFA rule or order. Notwithstanding Sections 1(d) and 4(d) of this Agreement, the Advisor is not required to disclose the actual trading results of proprietary accounts of the Advisor or its principals unless CMF reasonably determines that such disclosure is required in order to fulfill CMF’s fiduciary obligations to the Partnership or the reporting, filing or other obligations imposed on it by federal or state law or NFA rule or order. The Partnership and CMF acknowledge that the trading advice to be provided by the Advisor is a property right belonging to the Advisor and that they will keep all such advice confidential.

(e)    The Advisor understands and agrees that CMF may designate other trading advisors for the Partnership and apportion or reapportion to such other trading advisors the management of an amount of Net Asset Value of the Partnership (as defined in Section 3(b) hereof) as it shall determine in its absolute discretion. The designation of other trading advisors and the apportionment or reapportionment of Net Asset Value of the Partnership to any such trading advisors pursuant to this Section 1 shall neither terminate this Agreement nor modify in any regard the respective rights and obligations of the parties hereunder.

(f)    CMF may, from time to time, in its absolute discretion, select additional trading advisors and reapportion funds among the trading advisors for the Partnership as it deems appropriate. CMF shall use its best efforts to make reapportionments, if any, as of the first day of a calendar month. The Advisor agrees that it may be called upon at any time promptly to liquidate positions in CMF’s sole discretion so that CMF may reallocate the Partnership’s assets, meet margin calls on the Partnership’s account, fund redemptions, or for any other reason, except that CMF will not require the liquidation of specific positions by the Advisor. CMF will use its best efforts to give two business days’ prior notice to the Advisor of any reallocations or liquidations, after which the Advisor will have a maximum of two business days to effect the specified liquidation. CMF and the Advisor acknowledge that, should the amount of the Partnership’s assets under the Advisor’s management be increased, this notice period may be extended upon the mutual consent of the parties, which consent shall not be unreasonably withheld.

(g)    The Advisor shall assume financial responsibility subject to a de minimis threshold (currently $500.00 or less) for any errors committed or caused by it in transmitting orders for the purchase or sale of commodity interests for the Partnership’s account, including payment to the brokers of the floor brokerage commissions, exchange, NFA fees, and other transaction charges and give-up charges incurred by the brokers on such trades. The Advisor’s errors shall include, but not be limited to, inputting improper trading signals or communicating incorrect orders to the commodity brokers. The Advisor shall have an affirmative obligation to promptly notify CMF in accordance with the provisions of Section 8(a)(iii) of any errors caused by the Advisor or any of its executing brokers identified in Appendix D with respect to the account, and the Advisor shall use its best efforts to identify and promptly notify CMF of any order or trade which the Advisor reasonably believes was not executed in accordance with its instructions to any broker utilized to execute orders for the Partnership.

2.    INDEPENDENCE OF THE ADVISOR. For all purposes herein, the Advisor shall be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Partnership in any way and shall not be deemed an agent, promoter or sponsor of the Partnership, CMF, or any other trading advisor. The Advisor shall not be responsible to the Partnership, CMF, any trading advisor or any limited partners for any acts or omissions of any other trading advisor to the Partnership.

3.    COMPENSATION. (a) In consideration of and as compensation for all of the services to be rendered by the Advisor to the Partnership under this Agreement, the Partnership shall pay the Advisor (i) an incentive fee payable quarterly equal to 20% of Trading Profits (as such term is defined below) earned by the Advisor for the Partnership (the “Incentive Fee”) and (ii) a monthly fee for professional management services equal to 1.25% per year of the beginning of the month Net Asset Value of the Partnership allocated to the Advisor (computed monthly by multiplying the Net Asset Value of the Partnership allocated to the Advisor as of the first day of each month by 1.25% and dividing the result thereof by 12) (the “Management Fee”).

(b)    “Net Asset Value of the Partnership” shall have the meaning set forth in Section 7(d)(1) of the Partnership Agreement and, unless the Advisor consents in writing, without regard to further amendments thereto, provided that in determining the Net Asset Value of the Partnership on any date, no adjustment shall be made to reflect any distributions, redemptions, administrative fees or incentive fees accrued or payable as of the date of such determination.

(c)    “Trading Profits” shall mean the excess, if any, of Net Asset Value of the Partnership managed by the Advisor at the end of the fiscal period over Net Asset Value of the Partnership managed by the Advisor at the end of the highest previous fiscal period or Net Asset Value of the Partnership allocated to the Advisor at the date trading commences by the Advisor for the Partnership, whichever is higher, and as further adjusted to eliminate the effect on Net Asset Value of the Partnership resulting from new capital contributions, redemptions, reallocations or capital distributions, if any, made during the fiscal period decreased by interest or other income, not directly related to trading activity, earned on the Partnership’s assets during the fiscal period, whether the assets are held separately or in margin accounts. Ongoing expenses shall be attributed to the assets managed by the Advisor (but shall be paid by the Partnership) based on the Advisor’s proportionate share of Net Assets of the Partnership. Ongoing expenses shall not include expenses of litigation not involving the activities of the Advisor on behalf of the Partnership. No Incentive Fee shall be paid to the Advisor until the end of the first quarterly period of the Advisor’s trading for the Partnership, which fee shall be based on New Trading Profits (if any) earned from the commencement of trading by the Advisor on behalf of the Partnership through the end of the first quarterly period of such trading (which, for the avoidance of doubt, shall be March 31, 2021). Interest income earned, if any, will not be taken into account in computing New Trading Profits earned by the Advisor. If Net Asset Value of the Partnership allocated to the Advisor are reduced due to redemptions, distributions or reallocations (net of additions), there shall be a corresponding proportional reduction in the related loss carryforward amount that must be recouped before the Advisor is eligible to receive another Incentive Fee.

(d)    Quarterly Incentive Fees and monthly Management Fees shall be paid within twenty (20) business days following the end of the period for which such fee is payable. In the event of the termination of this Agreement as of any date which shall not be the end of a calendar quarter or a calendar month, as the case may be, the quarterly Incentive Fee shall be computed as if the effective date of termination were the last day of the then current annual period and the monthly Management Fee shall be prorated to the effective date of termination. If, during any month, the Partnership does not conduct business operations or the Advisor is unable to provide the services contemplated herein for more than two successive business days, the monthly Management Fee shall be prorated by the ratio which the number of business days during which CMF conducted the Partnership’s business operations or utilized the Advisor’s services bears in the month to the total number of business days in such month.

(e)    The provisions of this Section 3 shall survive the termination of this Agreement.

4.    RIGHT TO ENGAGE IN OTHER ACTIVITIES. (a) The services provided by the Advisor hereunder are not exclusive. CMF on its own behalf and on behalf of the Partnership acknowledges that, subject to the terms of this Agreement, the Advisor and its officers, partners and employees may render advisory, consulting and management services to other clients and accounts. The Advisor and its officers, partners, and employees shall be free to trade for their own accounts and to advise other investors and manage other commodity accounts during the term of this Agreement and to use the same information, computer programs and trading strategies, programs or formulas which they obtain, produce or utilize in the performance of services to CMF for the Partnership. However, the Advisor represents, warrants and agrees that it believes the rendering of such consulting, advisory and management services to other accounts and entities will not require any material change in the Advisor’s basic trading strategies for the Partnership and will not affect the capacity of the Advisor to continue to render services to CMF for the Partnership of the quality and nature contemplated by this Agreement.

(b)    If, at any time during the term of this Agreement, the Advisor is required to aggregate the Partnership’s commodity positions with the positions of any other person for purposes of applying CFTC- or exchange-imposed speculative position limits, the Advisor agrees that it will promptly notify CMF in writing that the Partnership’s positions are included in an aggregate amount which exceeds the applicable speculative position limit. The Advisor agrees that, if its trading recommendations are altered because of the application of any speculative position limits, it will not modify the trading instructions with respect to the Partnership’s account in such manner as to affect the Partnership substantially disproportionately as compared with other accounts managed by the Advisor. The Advisor further represents, warrants and agrees that under no circumstances will it knowingly or deliberately use trading programs, strategies or methods for the Partnership that are inferior to strategies or methods employed for any other client or account and that it will not knowingly or deliberately favor any client or account managed by it over any other client or account in any manner, it being acknowledged, however, that different trading programs, strategies or methods may be utilized for differing sizes of accounts, accounts with different trading policies or risk parameters, accounts experiencing differing inflows or outflows of equity, accounts that commence trading at different times, accounts that have different portfolios or different fiscal years, accounts utilizing different executing brokers and accounts with other differences, and that such differences may cause divergent trading results.

(c)    It is acknowledged that the Advisor and/or its officers, employees and partners presently act, and may continue to act, as advisor for other accounts managed by them, and may continue to receive compensation with respect to services for such accounts in amounts which may be more or less than the amounts received from the Partnership.

(d)    The Advisor agrees that it shall make such information available to CMF respecting the performance of the Partnership’s account as compared to the performance of other accounts managed by the Advisor or its principals that utilize the Strategy, if any, as shall be reasonably requested by CMF. The Advisor presently believes and represents that existing speculative position limits will not materially adversely affect its ability to manage the Partnership’s account given the potential size of the Partnership’s account and the Advisor’s and its principals’ current accounts and all proposed accounts for which they have contracted to act as trading advisor.

5.    TERM. (a) This Agreement shall continue in effect until December 31, 2021 (the “Initial Termination Date”). If this Agreement is not terminated on the Initial Termination Date, as provided for herein, then, this Agreement shall automatically renew for an additional one-year period and shall continue to renew for additional one-year periods until this Agreement is otherwise terminated, as provided for herein. At any time during the term of this Agreement, CMF may elect to terminate this Agreement with five (5) days’ notice to the Advisor; provided however, that CMF may immediately terminate this Agreement if (i) the Net Asset Value per Unit of the Partnership shall decline as of the close of business on any day to $5.00 or less; (ii) the Net Asset Value of the Partnership allocated to the Advisor (adjusted for redemptions, distributions, withdrawals or reallocations, if any) decline by 40% or more as of the end of a trading day from the previous highest Net Asset Value of the Partnership; (iii) limited partners owning not less than a “Majority of Units” (as defined in Section 4(a) of the Partnership Agreement) in the Partnership shall vote to require CMF to terminate this Agreement; (iv) the Advisor fails to comply with the terms of this Agreement (v) CMF, in good faith, reasonably determines that the performance of the Advisor has been such that CMF’s fiduciary duties to the Partnership require CMF to terminate this Agreement; (vi) CMF reasonably believes that the application of speculative position limits will substantially affect the performance of the Partnership; (vii) the Advisor fails to conform to the CMF Trading Policies as they may be changed from time to time; (viii) the Advisor merges, consolidates with another entity, sells a substantial portion of its assets, or becomes bankrupt or insolvent; (ix) if D. Keith Campbell, G. William Andrews, or Dr. Kevin Cole dies, becomes incapacitated, leaves the employ of the Advisor, ceases to control the Strategy, or is otherwise not managing the trading programs or systems of the Advisor; (x) the Advisor’s registration as a commodity trading advisor with the CFTC or its membership in NFA or any other regulatory authority, is terminated or suspended; (xi) CMF reasonably believes that the Advisor has or may contribute to any material operational, business or reputational risk to CMF or CMF’s affiliates; or (xii) the Partnership’s Net Assets fall below $1,000,000 at any time. This Agreement will immediately terminate upon dissolution of the Partnership or upon cessation of trading by the Partnership prior to dissolution.

(b)    The Advisor may terminate this Agreement by giving not less than 30 days’ written notice to CMF (i) after the Initial Termination Date or (ii) in the event that CMF or the Partnership fails to comply with the terms of this Agreement. The Advisor may immediately terminate this Agreement if CMF’s registration as a commodity pool operator or its membership in NFA is terminated or suspended.

(c)    Except as otherwise provided in this Agreement, any termination of this Agreement in accordance with this Section 5 shall be without penalty or liability to any party, except for any fees due to the Advisor pursuant to Section 3 hereof.

6.    INDEMNIFICATION. (a)(i) In any threatened, pending or completed action, suit, or proceeding to which the Advisor was or is a party or is threatened to be made a party arising out of or in connection with this Agreement or the management of the Partnership’s assets by the Advisor or the offering and sale of units in the Partnership, CMF shall, subject to subsection (a)(iii) of this Section 6, indemnify and hold harmless the Advisor against any loss, liability, damage, fine, penalty, obligation, cost, expense (including, without limitation, attorneys’ and accountants’ fees, collection fees, court costs and other legal expenses), judgments and awards and amounts paid in settlement actually and reasonably incurred by it in connection with such action, suit, or proceeding if the Advisor acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Partnership, and provided that its conduct did not constitute negligence, bad faith, recklessness, intentional misconduct, or a breach of its fiduciary obligations to the Partnership as a commodity trading advisor, unless and only to the extent that the court or administrative forum in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, the Advisor is fairly and reasonably entitled to indemnity for such expenses which such court or administrative forum shall deem proper; and further provided that no indemnification shall be available from the Partnership if such indemnification is prohibited by Section 14 of the Partnership Agreement. The termination of any action, suit or proceeding by judgment, order or settlement shall not, of itself, create a presumption that the Advisor did not act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Partnership.

(ii)    Without limiting subsection (i) above, to the extent that the Advisor has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsection (i) above, or in defense of any claim, issue or matter therein, CMF shall indemnify the Advisor against the expenses (including, without limitations, attorneys’ and accountants’ fees) actually and reasonably incurred by it in connection therewith.

(iii)    Any indemnification under subsection (i) above, unless ordered by a court or administrative forum, shall be made by CMF only as authorized in the specific case and only upon a determination by independent legal counsel in a written opinion that such indemnification is proper in the circumstances because the Advisor has met the applicable standard of conduct set forth in subsection (i) above. Such independent legal counsel shall be selected by CMF in a timely manner, subject to the Advisor’s approval, whose approval shall not be unreasonably withheld. The Advisor will be deemed to have approved CMF’s selection unless the Advisor notifies CMF in writing, received by CMF within five days of CMF’s telecopying to the Advisor of the notice of CMF’s selection, that the Advisor does not approve the selection.

(iv)    In the event the Advisor is made a party to any claim, dispute or litigation or otherwise incurs any loss or expense as a result of, or in connection with, the Partnership’s or CMF’s activities or claimed activities unrelated to the Advisor, CMF shall indemnify, defend and hold harmless the Advisor against any loss, liability, damage, fine, penalty, obligation, cost or expense (including, without limitation, attorneys’ and accountants’ fees), incurred in connection therewith.

(v)    As used in this Section 6(a), the term “Advisor” shall include the Advisor, its principals, officers, partners and employees and the term “CMF” shall include the Partnership.

(b)(i)    The Advisor agrees to indemnify, defend and hold harmless CMF, the Partnership and their affiliates against any loss, liability, damage, fine, penalty, obligation, cost or expense (including, without limitation, attorneys’ and accountants’ fees, collection fees, court costs and other legal expenses), judgments and awards and amounts paid in settlement reasonably incurred by them (A) as a result of the breach of any representations and warranties or covenants made by the Advisor in this Agreement, or (B) as a result of any act or omission of the Advisor relating to the Partnership if (i) there has been a final judicial or regulatory determination, or a written opinion of an arbitrator pursuant to Section 14 hereof, to the effect that such acts or omissions violated the terms of this Agreement in any material respect or involved negligence, bad faith, recklessness or intentional misconduct on the part of the Advisor (except as otherwise provided in Section 1(g)), or (ii) there has been a settlement of any action or proceeding with the Advisor’s prior written consent.

(ii)    In the event CMF, the Partnership or any of their affiliates is made a party to any claim, dispute or litigation or otherwise incurs any loss or expense as a result of, or in connection with, the activities or claimed activities of the Advisor or its principals, officers, partners and employees unrelated to CMF’s or the Partnership’s business, the Advisor shall indemnify, defend and hold harmless CMF, the Partnership or any of their affiliates against any loss, liability, damage, fine, penalty, obligation cost or expense (including, without limitation, attorneys’ and accountants’ fees, collection fees, court costs and other legal expenses) judgments, awards and amounts including amounts paid in settlement incurred in connection therewith.

(c)    In the event that a person entitled to indemnification under this Section 6 is made a party to an action, suit or proceeding alleging both matters for which indemnification can be made hereunder and matters for which indemnification may not be made hereunder, such person shall be indemnified only for that portion of the loss, liability, damage, cost or expense incurred in such action, suit or proceeding which relates to the matters for which indemnification can be made.

(d)    None of the indemnifications contained in this Section 6 shall be applicable with respect to default judgments, confessions of judgment or settlements entered into by the party claiming indemnification without the prior written consent, which shall not be unreasonably withheld or delayed, of the party obligated to indemnify such party.

(e)    The provisions of this Section 6 shall survive the termination of this Agreement.

7.    REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

(a)    The Advisor represents and warrants that:

(i)    All information with respect to the Advisor and its principals and the trading performance of any of them that has been provided to CMF, including, without limitation, the description of the Strategy contained in Appendix B, is complete and accurate in all material respects and such information does not contain any untrue statement of a material fact or omit to state a material fact that is necessary to make such statements and information therein not misleading. All references to the Advisor and its principals, if any, in the Memorandum or a supplement thereto will, after review and approval of such references by the Advisor prior to the use of such Memorandum in connection with the offering of Partnership units, be accurate in all material respects, except that with respect to pro forma or hypothetical performance information in such Memorandum, if any, this representation and warranty extends only to any underlying data made available by the Advisor for the preparation thereof and not to any hypothetical or pro forma adjustments.

(ii)    The information with respect to the Advisor set forth in the actual performance tables in the Memorandum, if any, is based on (a) all of the customer accounts managed pursuant to the Strategy by the Advisor’s principals and/or the Advisor during the period covered by such tables and required to be disclosed therein or (b) with the written consent of CMF, a representative account of the Strategy. Such performance has been prepared by the Advisor or its agents in accordance with applicable CFTC and NFA rules and guidance, including, but not limited to, CFTC Rule 4.25.

(iii)    The Advisor will be acting as a commodity trading advisor with respect to the Partnership and not as a securities investment adviser and is duly registered with the CFTC as a commodity trading advisor, is a member of NFA, and is in compliance with any such other registration and licensing requirements as shall be necessary to enable it to perform its obligations hereunder, and agrees to maintain and renew such registrations and licenses during the term of this Agreement, including, without limitation, registration as a commodity trading advisor with the CFTC and membership in the NFA.

(iv)    The Advisor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has full corporate power and authority to enter into this Agreement and to provide the services required of it hereunder.

(v)    The Advisor will not, by acting as a commodity trading advisor to the Partnership, breach or cause to be breached any undertaking, agreement, contract, statute, rule or regulation to which it is a party or by which it is bound.

(vi)    This Agreement has been duly and validly authorized, executed and delivered by the Advisor and is a valid and binding agreement enforceable in accordance with its terms.

(vii)    At any time during the term of this Agreement that an offering memorandum or prospectus relating to the Partnership units is required to be delivered in connection with the offer and sale thereof, the Advisor agrees upon the request of CMF to promptly provide the Partnership with such information as shall be necessary so that, as to the Advisor and its principals, such offering memorandum or prospectus is accurate.

(b)    CMF represents and warrants for itself and the Partnership that:

(i)    CMF is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has full limited liability company power and authority to perform its obligations under this Agreement.

(ii)    CMF and the Partnership have the capacity and authority to enter into this Agreement on behalf of the Partnership.

(iii)    This Agreement has been duly and validly authorized, executed and delivered on CMF’s and the Partnership’s behalf and is a valid and binding agreement of CMF and the Partnership enforceable in accordance with its terms.

(iv)    CMF will not, by acting as general partner to the Partnership and the Partnership will not, breach or cause to be breached any undertaking, agreement, contract, statute, rule or regulation to which it is a party or by which it is bound which would materially limit or affect the performance of its duties under this Agreement.

(v)    CMF is registered as a commodity pool operator and is a member of NFA, and it will maintain and renew such registration and membership during the term of this Agreement.

(vi)    The Partnership is a “qualified eligible person” as defined in Rule 4.7 under the Commodity Exchange Act.

(vii)    The Partnership is a limited partnership duly organized and validly existing under the laws of the State of Delaware and has full limited partnership power and authority to enter into this Agreement and to perform its obligations under this Agreement.

8.    COVENANTS OF THE ADVISOR, CMF AND THE PARTNERSHIP.

(a)    The Advisor agrees as follows:

(i)    In connection with its activities on behalf of the Partnership, the Advisor will comply with all applicable laws, including rules and regulations of the CFTC, NFA, swap execution facility and/or the commodity exchange on which any particular transaction is executed.

(ii)    The Advisor will promptly notify CMF of the commencement of any investigation, suit, action or proceeding (collectively, an “action”) involving the Advisor or any of its officers, partners or employees, agents or representatives regardless of whether such investigation, suit, action or proceeding also involves CMF. The Advisor shall promptly notify CMF of any action against an affiliate where such action is (a) taken either in relation to the business of the Advisor or (b) adversely affects the business of the Advisor. The Advisor will provide CMF with copies of any correspondence (including, but not limited to, any notice or correspondence regarding the violation, or potential violation, of position limits) from or to the CFTC, NFA or any commodity exchange in connection with any material, non-routine investigation, examination or audit of the Advisor’s business activities unless such disclosure is otherwise prohibited by applicable law or regulation; provided, however, that any such correspondence provided to CMF by the Advisor shall be subject to Section 9 hereof.

(iii)    In the placement of orders for the Partnership’s account and for the accounts of any other client, the Advisor will utilize a pre-determined, systematic, fair and reasonable order entry system, which shall, on an overall basis, be no less favorable to the Partnership than to any other account managed by the Advisor. The Advisor acknowledges its obligation to review and reconcile the Partnership’s positions, prices and equity in the account managed by the Advisor daily and within two business days to notify, in writing, the broker and CMF and the Partnership’s brokers of (A) any error subject to a de minimis threshold (currently $500.00 or less) committed by the Advisor or its principals or employees with respect to the Partnership’s assets managed by the Advisor; (B) any trade which the Advisor believes was not executed in accordance with its instructions; and (C) any discrepancy with a value of $10,000 or more (due to differences in the positions, prices or equity in the account) between its records and the information reported on the account’s daily and monthly broker statements.

(iv)    The Advisor will maintain a net worth of not less than USD $1,000,000 during the term of this Agreement.

(v)    The Advisor will use its best efforts to close out all futures positions prior to any applicable delivery period, and will use commercially reasonable efforts to avoid causing the Partnership to take delivery of any commodity.

(b)    CMF agrees for itself and the Partnership that:

(i)    CMF and the Partnership will comply with all applicable laws, including rules and regulations of the CFTC, NFA, swap execution facility and/or the commodity exchange on which any particular transaction is executed.

(ii)    CMF will promptly notify the Advisor of the commencement of any material suit, action or proceeding involving it or the Partnership, whether or not such suit, action or proceeding also involves the Advisor.

(iii)    CMF or the selling agents for the Partnership have policies, procedures, and internal controls in place that are reasonably designed to comply with applicable anti-money laundering laws, rules and regulations, including applicable provisions of the USA PATRIOT Act. CMF or the selling agents for the Partnership have Customer Identification Programs (“CIP”), which require the performance of CIP due diligence in accordance with applicable USA PATRIOT Act requirements and regulatory guidance. CMF or the selling agents for the Partnership also have policies, procedures, and internal controls in place that are reasonably designed to comply with regulations and economic sanctions programs administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control. CMF or the selling agents for the Partnership has policies and procedures in place reasonably designed to comply with Section 312 of the USA PATRIOT Act, including processes reasonably designed to identify clients that may be senior foreign political figures1, in accordance with applicable requirements and regulatory guidance, and to conduct enhanced scrutiny on such clients where required under applicable law. In addition, CMF or the selling agents for the Partnership has policies and procedures in place reasonably designed to prohibit accounts for foreign shell banks2 in compliance with Sections 313 & 319 of the USA PATRIOT Act.

(c)    All representations, warranties and covenants contained in this Agreement shall be continuing during the term of this Agreement and the provisions of this Agreement shall survive the termination of this Agreement with respect to any matter arising while this Agreement was in effect. Each party hereby agrees that as of the date of this Agreement it is, and during its term shall be, in compliance with its representations, warranties and covenants herein contained. In addition, if at any time any event occurs which would make any of such representations, warranties or covenants not true, the affected party will use its best efforts to promptly notify the other parties of such fact.

10.    COMPLETE AGREEMENT. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof.

11.    ASSIGNMENT. This Agreement may not be assigned by any party without the express written consent of the other parties.

12.    AMENDMENT. This Agreement may not be amended except by the written consent of the parties.

[1]

A “senior foreign political figure” is defined as a current or former senior official in the executive, legislative, administrative, military or judicial branches of a non-U.S. government (whether elected or not), a current or former senior official of a major non-U.S. political party, or a current or former senior executive of a non-U.S. government-owned commercial enterprise. In addition, a “senior foreign political figure” includes any corporation, business or other entity that has been formed by, or for the benefit of, a senior foreign political figure. For purposes of this definition, a “senior official” or “senior executive” means an individual with substantial authority over policy, operations, or the use of government-owned resources. An “immediate family member” of a senior foreign political figure means spouses, parents, siblings, children and a spouse’s parents and siblings. A “close associate” of a senior foreign political figure means a person who is widely and publicly known (or is actually known) to be a close associate of a senior foreign political figure.

[2]

The term shell bank means a bank that does not maintain a physical presence in any country and is not subject to inspection by a banking authority. In addition, a shell bank generally does not employ individuals or maintain operating records.

13.    NOTICES. All notices, demands or requests required to be made or delivered under this Agreement shall be effective upon actual receipt and shall be made either by electronic mail (email) copy or in writing and delivered personally or by registered or certified mail or expedited courier, return receipt requested, postage prepaid, to the addresses below or to such other addresses as may be designated by the party entitled to receive the same by notice similarly given:

If to CMF or to the Partnership:

Ceres Managed Futures LLC

522 Fifth Avenue

New York, New York 10036

Attention: Patrick Egan

Email: Patrick.Egan@morganstanley.com

If to the Advisor:

Campbell & Company, LP

2850 Quarry Lake Drive

Baltimore, MD 21209

Attention: General Counsel

Email: legal@campbell.com

14.    GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

15.    ARBITRATION. The parties agree that any dispute or controversy arising out of or relating to this Agreement or the interpretation thereof, shall be settled by arbitration in accordance with the rules, then in effect, of NFA or, if NFA shall refuse jurisdiction, then in accordance with the rules, then in effect, of the American Arbitration Association; provided, however, that the power of the arbitrator shall be limited to interpreting this Agreement as written and the arbitrator shall state in writing his reasons for his award, and further provided, that any such arbitration shall occur within the Borough of Manhattan in New York City. Judgment upon any award made by the arbitrator may be entered in any court of competent jurisdiction.

16.    NO THIRD PARTY BENEFICIARIES. There are no third party beneficiaries to this Agreement, except that certain persons not parties to this Agreement may have rights under Section 6 hereof.

17.    COUNTERPART ORIGINALS. This Agreement may be executed in any number of counterparts, including via facsimile or email, each of which is an original and all of which when taken together evidence the same agreement. Any signature on the signature page of this Agreement may be an original or electronically transmitted signature or may be executed by applying an electronic signature using DocuSign© or, if permitted by CMF (such permission not to be unreasonably withheld), any other similar program.

[Signature Page Follows]

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS BROCHURE OR ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS BROCHURE OR ACCOUNT DOCUMENT.

YOU SHOULD ALSO BE AWARE THAT THIS COMMODITY TRADING ADVISOR MAY ENGAGE IN TRADING FOREIGN FUTURES OR OPTIONS CONTRACTS. TRANSACTIONS ON MARKETS LOCATED OUTSIDE THE UNITED STATES, INCLUDING MARKETS FORMALLY LINKED TO A UNITED STATES MARKET MAY BE SUBJECT TO REGULATIONS WHICH OFFER DIFFERENT OR DIMINISHED PROTECTION. FURTHER, UNITED STATES REGULATORY AUTHORITIES MAY BE UNABLE TO COMPEL THE ENFORCEMENT OF THE RULES OF REGULATORY AUTHORITIES OR MARKETS IN NON-UNITED STATES JURISDICTIONS WHERE YOUR TRANSACTIONS MAY BE EFFECTED.

IN WITNESS WHEREOF, this Agreement has been executed for and on behalf of the undersigned as of the day and year first above written.

CERES MANAGED FUTURES LLC	CAMPBELL & COMPANY, LP

By: /s/ Patrick T. Egan	By: /s/ Thomas P. Lloyd
Patrick T. Egan	Name: Thomas P. Lloyd
President and Director	Title: General Counsel & Chief Compliance Officer
By: /s/ Gabriel A. Morris
Name: Gabriel A. Morris
CERES CLASSIC L.P.	Title: Chief Operating Officer

By: Ceres Managed Futures LLC
(General Partner)

By: /s/ Patrick T. Egan
Patrick T. Egan
President and Director

APPENDIX A

CMF Trading Policies

The Partnership, either directly or indirectly through its investment in a master fund, and the Advisor will follow the trading policies set forth below:

1.

The Advisor shall trade only in those Futures Interests (as defined in Section 3 of the Partnership Agreement) that have been approved by CMF. The Partnership normally will not establish new positions in a futures interest for any one contract month or option if such additional positions would result in a net long or short position for that futures interest requiring as margin or premium more than 15% of the Partnership’s Net Assets.

2.

The Partnership shall not acquire additional positions in any futures interest if such additional positions would result in the aggregate net long or short positions for all futures interests requiring as margin or premium for all outstanding positions more than 66 2/3% of the Partnership’s Net Assets. Under certain market conditions, such as an abrupt increase in margins required by a commodity exchange or its clearinghouse or an inability to liquidate open positions because of daily price fluctuation limits, or both, the Partnership may be required to commit as margin amounts in excess of the foregoing limit. In such event, the Advisor shall reduce its open positions to comply with the foregoing limit before initiating new positions.

3.

The Partnership shall trade currencies and other commodities in the interbank and forward contract markets only with banks, brokers, dealers, and other financial institutions which CMF, in conjunction with MS&Co., has determined to be creditworthy. In determining the creditworthiness of a counterparty to a forward contract, CMF and MS&Co. shall consult with the Corporate Credit Department of MS&Co.

4.

The Advisor shall not generally take a position after the first notice day in any Futures Interest during the delivery month of that Futures Interest, except to match trades to close out a position on the interbank foreign currency or other forward markets or liquidate trades in a limit market.

5.

The Partnership shall not employ the trading technique commonly known as “pyramiding,” in which the speculator uses unrealized profits on existing positions in a given Futures Interest due to favorable price movement as margin specifically to buy or sell additional positions in the same or a related Futures Interest. Taking into account the Partnership’s open trade equity on existing positions in determining generally whether to acquire additional Futures Interest positions on behalf of the Partnership shall not be considered to constitute “pyramiding.”

6.

The Partnership shall not under any circumstances lend money to Affiliates (as defined in Section 14(c) of the Partnership Agreement) or otherwise. The Partnership shall not utilize borrowings except if the Partnership purchases or takes delivery of commodities. If the Partnership borrows money from CMF or any Affiliate thereof, the lending entity in such case (the “Lender”) may not receive interest in excess of its interest costs, nor may the Lender receive interest in excess of the amounts which would be charged the Partnership (without reference to the CMF’s financial abilities or guarantees) by unrelated banks on comparable loans for the same purpose, nor may the Lender or any Affiliate thereof receive any points or other financing charges or fees regardless of the amount. Use of lines of credit in connection with its forward trading does not, however, constitute borrowing for purposes of this trading limitation.

7.	The Partnership shall not permit “churning” of the Partnership’s assets.

8.

The Partnership shall not purchase, sell, or trade securities (except securities permitted by the CFTC for investment of customer funds). The Partnership may, however, trade in futures contracts on securities and securities indexes, options on such futures contracts, and other commodity options.

APPENDIX B

Description of the Strategy

Campbell & Company will trade the Partnership’s assets in accordance with its Campbell Managed Futures Portfolio. Campbell & Company began trading its Campbell Managed Futures Portfolio for client accounts in April 1983. The objective of the Campbell Managed Futures Portfolio is consistent with the Partnership’s objective of seeking positive returns from the speculative trading of a portfolio of derivatives, such as futures and forward contracts.

The Campbell Managed Futures Portfolio seeks to generate attractive risk adjusted returns across a broad range of market conditions through systematic investments in a diversified portfolio of futures contracts and deliverable and non-deliverable forward contracts in a diverse array of global assets, including global interest rates, stock indices, currencies and commodities. The Campbell Managed Futures Portfolio combines a number of quantitative investment strategies and incorporates unique alpha sources across trend following, systematic macro, and short-term strategies. Trend following strategies use statistical methods to discover and capitalize on market inefficiencies. Diversification across time horizons and model specifications is key to capturing these alpha opportunities. Systematic macro strategies recognize that macroeconomic drivers exert substantial influence on asset pricing and return potential exists for those able to identify and exploit these relationships. These strategies use price and exogenous information (such as fundamental data) including term structure information and economic linkages among markets. Short-term strategies seek to identify market dislocations which are driven by a diverse set of nontraditional factors to capture short-term profits. The strategies utilize both momentum and mean reversion methods: momentum strategies seek to identify situations when traders may be chasing recent price movements, while mean reversion strategies attempt to detect when these movements have exhausted. Additional models, markets and/or over-the-counter contracts may also be included or eliminated from time to time at Campbell & Company’s sole discretion without notice to unitholders, but in certain circumstances with general partner approval.

Futures are standardized contracts traded on commodity exchanges that call for the future delivery of commodities at a specified time and place. While futures contracts are traded on a wide variety of commodities, Campbell & Company will concentrate its futures trading in financial instruments such as interest rates, stock index contracts, softs, grains, meats, and metal and energy contracts. The U.S. futures markets are regulated under the Commodity Exchange Act, which is administered by the CFTC. Campbell & Company will trade futures positions on margin, meaning that Campbell & Company will utilize leverage in its trading.

Currencies and other commodities may be purchased or sold by Campbell & Company for future delivery or cash settlement through banks or dealers pursuant to forward or swap contracts. Unlike futures contracts, forward and swap contracts are not standardized. Campbell & Company may enter into swap transactions, which are individually negotiated, non-standardized agreements between two parties to exchange cash flows measured by different interest rates, exchange rates or prices, with payments calculated by reference to a principal amount or quantity. The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act includes provisions that comprehensively regulate swap transactions for the first time, such as mandatory central clearing, and many foreign governmental authorities are in the process of contemplating similar regulatory intervention in the swap markets.

Since 1972, Campbell & Company has specialized in absolute return investment management, focusing on trend following and other quantitative strategies. The firm maintains a discipline in quantitative modeling including developing systematic investment strategies driven by scientific analysis of technical, macro, and econometric data across global financial and commodity markets. The firm seeks to generate attractive absolute and risk-adjusted returns across a broad range of market conditions through systematic investment in a diversified portfolio of futures and forwards. The investment research team conducts scientific analysis of market data to identify market trends and to extract empirical relationships occurring within and across markets and asset classes globally. Investment theses are converted into mathematical models that can be historically tested. Once an investment thesis is developed and thoroughly tested, it undergoes a rigorous peer review process to evaluate strength of theory and robustness. Model assumptions, indicator selection, and other criteria are also analyzed, including tail risk and drawdown potential as well as transaction and slippage costs. New ideas must demonstrate efficacy on a stand-alone basis while complimenting the existing portfolio. The Investment Committee approves all new models and changes to existing models.

Campbell & Company’s investment philosophy is driven by a belief that markets are broadly efficient but trends emerge and remain due to shifts in supply, demand, and other economic factors. Asset mispricing can occur as a result of instability and uncertainty in markets, strongly-held opinions by market participants, or an unreliable flow of market information. Campbell & Company seeks to systematically identify price trends and to develop macro and fundamental themes that exploit asset mispricing.

Holding periods for Campbell & Company positions can vary from 1 day to 12 months or longer. Model signals are aggregated at the portfolio level to produce a net portfolio position, reducing transaction costs and market impact. Portfolio composition, including contracts traded and sector allocations, may change at any time if Campbell & Company determines such change to be in the best interests of the Partnership. As an example, natural gas is a market that is traded within the commodities sector.

Under normal conditions, the portfolio targets a steady risk posture within defined risk bands set by the Investment Committee. The Investment Committee monitors the portfolio to account for tail events and unquantifiable risks. A series of risk metrics, including broad level risk factor exposures, market diversification, correlation, and volatility are either systematically constrained or closely monitored. Each Model is allocated a maximum risk capital in accordance with liquidity and other constraints. Models scale risk based on available opportunities and confidence. Performance is monitored to confirm that behavior is within statistical bounds and expectations. The Model review process assists in quality control.

Campbell & Company uses proprietary computerized order generating Models that analyze market information.

Campbell & Company believes that utilizing multiple Models provides an important level of diversification, and is most beneficial when multiple contracts of each market are traded. Every Model may not trade every market. It is possible that one Model may signal a long position while another Model signals a short position in the same market. It is Campbell & Company’s intention to offset those signals to reduce unnecessary trading, but if the signals are not simultaneous, both trades may be taken and, since it is unlikely that both positions would prove profitable, in retrospect, one or both trades may appear to have been unnecessary.

From time to time, Campbell & Company may increase or decrease the positions held based on increases or decreases in an account’s assets, changes in market conditions, perceived changes in portfolio-wide risk factors, or other factors which may be deemed relevant.

Campbell & Company estimates that, based on the margin required to maintain positions in the markets currently traded, aggregate margin for all positions held in the Partnership’s account will range between 5% and 30% of the account’s net assets. From time to time, margin commitments may be above or below this range.

The number of positions that Campbell & Company believes can be bought or sold in a particular market without adversely influencing prices may at times be limited. In such cases, a portfolio would be influenced by liquidity factors because its positions in such markets might be substantially smaller than the positions that would otherwise be taken.

There can be no assurance that the Models utilized by Campbell & Company will produce results similar to those produced in the past.

APPENDIX C

The following list of financial instruments may be traded by the Advisor on behalf of the Account:

Sector	Market	Name	Portfolio	Portfolio Name	Exchange
Emerging FX	USDTWD	Taiwan Dollar NDF	FMELj	CMF Large with TSE,OSAKA,TIFFE - With G1	CASH
Emerging FX	USDRUB	Russian Ruble NDF	FMELj	CMF Large with TSE,OSAKA,TIFFE - With G1	CASH
Emerging FX	USDPHP	Philippine Peso NDF	FMELj	CMF Large with TSE,OSAKA,TIFFE - With G1	CASH
Emerging FX	USDKRW	South Korean Won NDF	FMELj	CMF Large with TSE,OSAKA,TIFFE - With G1	CASH
Emerging FX	USDINR	Indian Rupee NDF	FMELj	CMF Large with TSE,OSAKA,TIFFE - With G1	CASH
Emerging FX	USDIDR	Indonesian Rupiah NDF	FMELj	CMF Large with TSE,OSAKA,TIFFE - With G1	CASH
Emerging FX	USDCOP	Colombian Peso NDF	FMELj	CMF Large with TSE,OSAKA,TIFFE - With G1	CASH
Emerging FX	USDCNH	Chinese Yuan Hong Kong Offshore	FMELj	CMF Large with TSE,OSAKA,TIFFE - With G1	CASH
Emerging FX	USDCLP	Chilean Peso NDF	FMELj	CMF Large with TSE,OSAKA,TIFFE - With G1	CASH
Emerging FX	USDBRL	Brazilian Real NDF	FMELj	CMF Large with TSE,OSAKA,TIFFE - With G1	CASH
Stock	DJM	Dow Jones Mini	FMELj	CMF Large with TSE,OSAKA,TIFFE - With G1	CBOT
Stock	XU	FTSE China A50	FMELj	CMF Large with TSE,OSAKA,TIFFE - With G1	SIMEX
Long Term Int	WN	US Treasury Ultra Long Bond	FMELj	CMF Large with TSE,OSAKA,TIFFE - With G1	CBOT
Stock	TP	Tokyo Price Index; Comb Session	FMELj	CMF Large with TSE,OSAKA,TIFFE - With G1	TSE
Stock	TOP40	FTSE/JSE Top 40	FMELj	CMF Large with TSE,OSAKA,TIFFE - With G1	SAFEX
Stock	RR	Russell 2000 Mini Index	FMELj	CMF Large with TSE,OSAKA,TIFFE - With G1	CME
Stock	QZ	SIMEX MSCI Sing IX ETS Index (Comb Session)	FMELj	CMF Large with TSE,OSAKA,TIFFE - With G1	SIMEX
Precious Metal	PL	Platinum	FMELj	CMF Large with TSE,OSAKA,TIFFE - With G1	NYMEX
Precious Metal	PA	Palladium	FMELj	CMF Large with TSE,OSAKA,TIFFE - With G1	NYMEX
Long Term Int	OAT	Euro - OAT French 10 Year Government Bond	FMELj	CMF Large with TSE,OSAKA,TIFFE - With G1	EUREX

Sector	Market	Name	Portfolio	Portfolio Name	Exchange
Stock	MIB	S&P MIB INDEX	FMELj	CMF Large with TSE,OSAKA,TIFFE - With G1	IDEM
Long Term Int	IK	Euro-BTP Italian Gov Bond	FMELj	CMF Large with TSE,OSAKA,TIFFE - With G1	EUREX
Meats	FC	Feeder Cattle	FMELj	CMF Large with TSE,OSAKA,TIFFE - With G1	CME
Stock	FA	Mini S&P 400 Index (COMB Session)	FMELj	CMF Large with TSE,OSAKA,TIFFE - With G1	CME
Softs	COC	Cocoa	FMELj	CMF Large with TSE,OSAKA,TIFFE - With G1	ICEUS
Long Term Int	BX	Euro Buxl 30Y Bond (Comb Session)	FMELj	CMF Large with TSE,OSAKA,TIFFE - With G1	EUREX
Emerging FX	USDTRY	Turkish Lira	FMELj	CMF Large with TSE,OSAKA,TIFFE - With G1	CASH
Emerging FX	USDPLN	Polish Zloty	FMELj	CMF Large with TSE,OSAKA,TIFFE - With G1	CASH
Emerging FX	USDHUF	Hungarian Forint	FMELj	CMF Large with TSE,OSAKA,TIFFE - With G1	CASH
Emerging FX	USDCZK	Czech Koruna	FMELj	CMF Large with TSE,OSAKA,TIFFE - With G1	CASH
Stock	VX	SP500 Volatility Index (Comb Session)	FMELj	CMF Large with TSE,OSAKA,TIFFE - With G1	CBOE
Indust Metal	ZSs	Synthetic Zinc	FMELj	CMF Large with TSE,OSAKA,TIFFE - With G1	LME
Long Term Int	YM	Australian 3 Year 6% Treasury Bond	FMELj	CMF Large with TSE,OSAKA,TIFFE - With G1	SFE
Stock	XP	SPI200 Index	FMELj	CMF Large with TSE,OSAKA,TIFFE - With G1	SFE
Long Term Int	XM	Australian 10 Year 6% Bond	FMELj	CMF Large with TSE,OSAKA,TIFFE - With G1	SFE
Stock	XL	FT-SE Index	FMELj	CMF Large with TSE,OSAKA,TIFFE - With G1	LIFFE
Grains	W	Wheat	FMELj	CMF Large with TSE,OSAKA,TIFFE - With G1	CBOT
Stock	VG	DJ Euro Stoxx 50 - Eurex	FMELj	CMF Large with TSE,OSAKA,TIFFE - With G1	EUREX
Emerging FX	USDZAR	South African Rand	FMELj	CMF Large with TSE,OSAKA,TIFFE - With G1	CASH
Emerging FX	USDSGD	Singapore Dollar	FMELj	CMF Large with TSE,OSAKA,TIFFE - With G1	CASH
Developed FX	USDSEK	Swedish Krona	FMELj	CMF Large with TSE,OSAKA,TIFFE - With G1	CASH
Developed FX	USDNOK	Norwegian Krone	FMELj	CMF Large with TSE,OSAKA,TIFFE - With G1	CASH
Emerging FX	USDMXN	Mexican Peso	FMELj	CMF Large with TSE,OSAKA,TIFFE - With G1	CASH

Sector	Market	Name	Portfolio	Portfolio Name	Exchange
Developed FX	USDJPY	Japanese Yen	FMELj	CMF Large with TSE,OSAKA,TIFFE - With G1	CASH
Developed FX	USDCHF	Swiss Franc	FMELj	CMF Large with TSE,OSAKA,TIFFE - With G1	CASH
Developed FX	USDCAD	Canadian Dollar	FMELj	CMF Large with TSE,OSAKA,TIFFE - With G1	CASH
Long Term Int	US	US Bond	FMELj	CMF Large with TSE,OSAKA,TIFFE - With G1	CBOT
Short Term Int	TU	2 Year Treasury Notes	FMELj	CMF Large with TSE,OSAKA,TIFFE - With G1	CBOT
Long Term Int	TN	10 Year Treasury Notes	FMELj	CMF Large with TSE,OSAKA,TIFFE - With G1	CBOT
Stock	SXF	S&P Canada 60 Index Futures	FMELj	CMF Large with TSE,OSAKA,TIFFE - With G1	ME
Precious Metal	SNY	Silver	FMELj	CMF Large with TSE,OSAKA,TIFFE - With G1	COMEX
Grains	SM	Soybean Meal	FMELj	CMF Large with TSE,OSAKA,TIFFE - With G1	CBOT
Short Term Int	SL	Short Sterling	FMELj	CMF Large with TSE,OSAKA,TIFFE - With G1	LIFFE
Softs	SE	Sugar #11 (World)	FMELj	CMF Large with TSE,OSAKA,TIFFE - With G1	ICEUS
Grains	S	Soybeans	FMELj	CMF Large with TSE,OSAKA,TIFFE - With G1	CBOT
Energy	RB	NY Gasoline RBOB (Oxygen Blending	FMELj	CMF Large with TSE,OSAKA,TIFFE - With G1	NYMEX
Stock	ONX	Osaka Nikkei	FMELj	CMF Large with TSE,OSAKA,TIFFE - With G1	OSE
Stock	OMLX	OMX Stock Index Futures (AKA OMXS30)	FMELj	CMF Large with TSE,OSAKA,TIFFE - With G1	OMG
Developed FX	NZDUSD	New Zealand Dollar	FMELj	CMF Large with TSE,OSAKA,TIFFE - With G1	CASH
Stock	NQ	NASDAQ 100 E-MINI Index	FMELj	CMF Large with TSE,OSAKA,TIFFE - With G1	CME
Energy	NG	Natural Gas	FMELj	CMF Large with TSE,OSAKA,TIFFE - With G1	NYMEX
Indust Metal	NCs	Synthetic Nickel	FMELj	CMF Large with TSE,OSAKA,TIFFE - With G1	LME
Stock	MX	CAC 40 Stock Index (pre 6/1999 is 1 Euro contract)	FMELj	CMF Large with TSE,OSAKA,TIFFE - With G1	EURNXT
Stock	MSP	Mini SP 500 Index	FMELj	CMF Large with TSE,OSAKA,TIFFE - With G1	CME
Energy	LF	London Gas Oil	FMELj	CMF Large with TSE,OSAKA,TIFFE - With G1	IPE
Meats	LC	Live Cattle	FMELj	CMF Large with TSE,OSAKA,TIFFE - With G1	CME

Sector	Market	Name	Portfolio	Portfolio Name	Exchange
Grains	KW	KC Hard Red Winter Wheat	FMELj	CMF Large with TSE,OSAKA,TIFFE - With G1	CBOT
Long Term Int	JGB	10 Year Japanese Government Bond	FMELj	CMF Large with TSE,OSAKA,TIFFE - With G1	TSE
Stock	HS	Hang Seng Index	FMELj	CMF Large with TSE,OSAKA,TIFFE - With G1	HKFE
Energy	HO	Heating Oil	FMELj	CMF Large with TSE,OSAKA,TIFFE - With G1	NYMEX
Precious Metal	GO	Gold	FMELj	CMF Large with TSE,OSAKA,TIFFE - With G1	COMEX
Long Term Int	GL	Long Gilt	FMELj	CMF Large with TSE,OSAKA,TIFFE - With G1	LIFFE
Developed FX	GBPUSD	British Pound	FMELj	CMF Large with TSE,OSAKA,TIFFE - With G1	CASH
Cross Rate	GBPJPY	GBPJPY	FMELj	CMF Large with TSE,OSAKA,TIFFE - With G1	CASH
Cross Rate	GBPCHF	GBPCHF	FMELj	CMF Large with TSE,OSAKA,TIFFE - With G1	CASH
Cross Rate	GBPCAD	GBPCAD	FMELj	CMF Large with TSE,OSAKA,TIFFE - With G1	CASH
Long Term Int	FV	5 Year Treasury Notes	FMELj	CMF Large with TSE,OSAKA,TIFFE - With G1	CBOT
Developed FX	EURUSD	Euro	FMELj	CMF Large with TSE,OSAKA,TIFFE - With G1	CASH
Cross Rate	EURJPY	EURJPY	FMELj	CMF Large with TSE,OSAKA,TIFFE - With G1	CASH
Cross Rate	EURGBP	EURGBP	FMELj	CMF Large with TSE,OSAKA,TIFFE - With G1	CASH
Cross Rate	EURAUD	EURAUD	FMELj	CMF Large with TSE,OSAKA,TIFFE - With G1	CASH
Short Term Int	EUB	Euribor (3 Month Interest Rate)	FMELj	CMF Large with TSE,OSAKA,TIFFE - With G1	LIFFE
Stock	eIX	IBEX35 Stock Index (Euro)	FMELj	CMF Large with TSE,OSAKA,TIFFE - With G1	MEFFM
Short Term Int	EDT	Euro-Schatz Future (Short Term Interest Rate)	FMELj	CMF Large with TSE,OSAKA,TIFFE - With G1	EUREX
Stock	eDAX	German Stock Index (Euro)	FMELj	CMF Large with TSE,OSAKA,TIFFE - With G1	EUREX
Short Term Int	ED	Eurodollar	FMELj	CMF Large with TSE,OSAKA,TIFFE - With G1	CME
Long Term Int	EBUND	Euro-Bund (Long Term Interest Rate)	FMELj	CMF Large with TSE,OSAKA,TIFFE - With G1	EUREX
Long Term Int	EBOBL	Euro-BOBL (Medium Term Interest Rate)	FMELj	CMF Large with TSE,OSAKA,TIFFE - With G1	EUREX
Indust Metal	CUs	Synthetic Copper	FMELj	CMF Large with TSE,OSAKA,TIFFE - With G1	LME

Sector	Market	Name	Portfolio	Portfolio Name	Exchange
Softs	CT	Cotton	FMELj	CMF Large with TSE,OSAKA,TIFFE - With G1	ICEUS
Indust Metal	CP	High Grade Copper	FMELj	CMF Large with TSE,OSAKA,TIFFE - With G1	COMEX
Softs	COF	Coffee	FMELj	CMF Large with TSE,OSAKA,TIFFE - With G1	ICEUS
Energy	CL	Crude Oil	FMELj	CMF Large with TSE,OSAKA,TIFFE - With G1	NYMEX
Cross Rate	CHFJPY	CHFJPY	FMELj	CMF Large with TSE,OSAKA,TIFFE - With G1	CASH
Long Term Int	CGB	Canadian 10-Year Govt Bond	FMELj	CMF Large with TSE,OSAKA,TIFFE - With G1	ME
Energy	CB	London Brent Crude	FMELj	CMF Large with TSE,OSAKA,TIFFE - With G1	IPE
Cross Rate	CADJPY	CADJPY	FMELj	CMF Large with TSE,OSAKA,TIFFE - With G1	CASH
Cross Rate	CADCHF	CADCHF	FMELj	CMF Large with TSE,OSAKA,TIFFE - With G1	CASH
Short Term Int	CA	Canadian Bank Bill	FMELj	CMF Large with TSE,OSAKA,TIFFE - With G1	ME
Grains	C	Corn	FMELj	CMF Large with TSE,OSAKA,TIFFE - With G1	CBOT
Short Term Int	BS	Australian Bank Bills	FMELj	CMF Large with TSE,OSAKA,TIFFE - With G1	SFE
Grains	BO	Soybean Oil	FMELj	CMF Large with TSE,OSAKA,TIFFE - With G1	CBOT
Developed FX	AUDUSD	Australian Dollar	FMELj	CMF Large with TSE,OSAKA,TIFFE - With G1	CASH
Cross Rate	AUDJPY	AUDJPY	FMELj	CMF Large with TSE,OSAKA,TIFFE - With G1	CASH
Indust Metal	ALUs	Synthetic Aluminum	FMELj	CMF Large with TSE,OSAKA,TIFFE - With G1	LME
Stock	AEX	Amsterdam Exchange Index Future	FMELj	CMF Large with TSE,OSAKA,TIFFE - With G1	ENXTam

APPENDIX D

Executing Brokers

Futures Commission Merchants (clearing brokers):

•	Morgan Stanley & Co. LLC

Futures Executing Brokers:

•	Barclays Capital Inc.

•	Credit Suisse Securities (USA) LLC

•	Deutsche Bank Securities Inc.

•	Goldman Sachs & Co. LLC

•	J.P. Morgan Securities plc

•	Merrill Lynch Pierce Fenner & Smith Incorporated

•	Morgan Stanley & Co. LLC

•	NatWest Markets

•	UBS Securities LLC

•	Societe General

•	Wells Fargo Securities LLC

LME Executing Brokers:

•	J.P. Morgan Securities plc

•	Marex North American LLC

•	Societe Generale International Limited

•	Tullett Prebon (Europe) Limited

FX Prime Brokers:

•	NatWest Markets

•	UBS AG

FX Clearing Brokers:

•	Morgan Stanley & Co. LLC

FX Spot Executing Brokers:

•	Bank of America, N.A

•	Bank of Montreal

•	Barclays Bank plc

•	BNP Paribas

•	Credit Suisse AG / AESFX

•	Deutsche Bank AG, London Branch

•	Goldman Sachs International

•	HSBC Bank USA

•	JP Morgan Chase Bank, N.A.

•	Morgan Stanley and Co. LLC

•	Royal Bank of Canada

•	NatWest Markets

•	Societe General

•	Standard Chartered Bank

•	UBS AG